THIS NOTE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES ARE “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION D OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.  FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

CONVERTIBLE PROMISSORY NOTE

Beyond Commerce, Inc.

2% Convertible Note

Due July 19, 2022

Issuance Date: July 19, 2021

This Note is issued by BEYOND COMMERCE, INC., a Nevada corporation (the “Company”), to GEORDAN G. PURSGLOVE, an individual (the “Holder”), pursuant to exemptions from registration under the Securities Act of 1933, as amended.

ARTICLE I.

Section 1.01Principal and Interest.  In satisfaction of certain accrued liabilities owing to the Holder in respect of compensation, the Company hereby promises to pay to the order of the Holder in lawful money of the United States of America and in immediately available funds the principal sum of One Million Five Hundred Thousand Dollars (US $1,500,000), together with interest on the unpaid principal of this Note at the rate of two percent (2%) per year (computed on the basis of a 365-day year and the actual days elapsed) from the date of this Note until paid.

Section 1.02Optional Conversion.  The Holder may, at its sole and exclusive option, elect to convert, at any time and from time to time, until payment in full of this Note, all of the principal amount of the Note, plus accrued interest, into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), at a price per share of Common Stock, equal to 100% of the average closing price of its Common Stock for the five (5) trading days immediately preceding the date of conversion (the “Conversion Price”).

Section 1.03Principal and Interest Payments.  The principal and interest payments shall be made in twelve (12) equal monthly installments in accordance with the amortization schedule to be agreed among the Company and the Holder.

ARTICLE II.

Events of Default.

Each of the following events, individually or in any combination thereof, shall constitute an “Event of Default”:

a.any payment of principal and/or interest under this Note shall not be paid within five (5) Business Days of the date that such payment was due;

b.a court shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company for any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

c.the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of the Company, or the Company shall make any general assignment for the benefit of creditors;

d.failure by the Company’s transfer agent to issue Common Stock to the Holder within five (5) days of the Company’s receipt of the attached Notice of Conversion from Holder; and/or

e.failure by the Company for ten (10) days after notice to it to comply with any of its other agreements in the Note.

f.Failure by the Company to remain current with its SEC filing requirements.

If an Event of Default shall occur, the unpaid principal and accrued interest hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder.  Additionally, immediately upon the occurrence of any Event of Default the Holder, without any notice to the Company, which notice is hereby expressly waived by the Company, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Holder under this Note and any and all rights and remedies available to the Holder at law and/or in equity.

ARTICLE III.

Section 3.01Adjustment.  In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.

ARTICLE IV.

Section 4.01Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

To Company:

Beyond Commerce, Inc.

3773 Howard Hughes Pkwy

Suite 500

Las Vegas, NV 89169

With copies to:

Lucosky Brookman, LLP

101 Wood Avenue South, 5th Floor

Iselin, New Jersey 08830

Telephone: (732) 395-4400

Attention: Joseph M. Lucosky, Esq.

Section 4.02Governing Law.  This Note shall be deemed to be made under and shall be construed in accordance with the laws of the State of New Nevada without giving effect to the principals of conflict of laws thereof.  Each of the parties consents to the jurisdiction of the U.S.  District Court sitting in the District of the State of New Jersey or the state courts of the State of New Jersey sitting in Hudson County, New Jersey in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 4.03Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 4.04Entire Agreement and Amendments; Assignment.  This Note represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Note may be amended only by an instrument in writing executed by the parties hereto.  This Note is freely assignable by the Holder.

Section 5.05   Counterparts.  This Note may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute an instrument.

Section 5.06Default Interest.  From and after an Event of Default under this Note, which default has not been cured within the applicable time period (if any) interest shall thereafter accrue on the then-outstanding principal balance of this Note at the rate of twelve percent (12.0%) per annum or the highest rate allowed by law, whichever is lower.

Section 5.07Expenses.  The Borrower agrees to pay to the Holder all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Note.

Section 5.08Miscellaneous.  This Note shall be deemed to be a contract under the laws of the State of New Nevada, and for all purposes shall be construed in accordance with the laws of said state without regard to conflict of law principles.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Note shall bind the Company and its successors and permitted assigns.  The rights under and benefits of this Note shall inure to the Note Holder and its successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

Date:  July 19, 2021

Beyond Commerce, Inc.

By: /s/ Peter M. Stazzone
Name:  Peter M. Stazzone
Title:    Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________principal amount of the Note (defined below) together with $________________ of accrued and unpaid interest thereto, totaling $_____________ into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Beyond Commerce, Inc., a Nevada corporation (the “Borrower”), according to the conditions of the convertible note of the Borrower dated as of July 19, 2021 (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

[  ] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: [NAME]

Address: [ADDRESS]

Date of Conversion:               _____________

Applicable Conversion Price: $____________

Number of Shares of Common Stock to be Issued

   Pursuant to Conversion of the Notes:  ______________

Amount of Principal Balance Due remaining

   Under the Note after this conversion:                    ______________

Accrued and unpaid interest remaining:______________

[HOLDER]

By:_____________________________

Name:[NAME]

Title: [TITLE]

Date:  [DATE]